Final Transcript
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Conference Call Transcript VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call Event Date/Time: Jul 13, 2009 / 02:00PM GMT

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Final Transcript
Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President & CEO

 Michael Stoehr
 Audiovox Corporation - SVP & CFO

CONFERENCE CALL PARTICIPANTS

 Jim Barrett
 CL King and Associates - Analyst

 Thomas Kahn
 Kahn Brothers - Analyst

 Howard Flenker
 [Flenker & Company] - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Audiovox quarterly conference call. My name is Erica, and I will be your coordinator for today. (Operator Instructions). I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener. Please proceed, sir.

 Glenn Wiener - GW Communications - IR

 Thank you, Erica, and good morning to all. Welcome to Audiovox's fiscal 2010 first-quarter conference call. This is being webcast on our site, www.audiovox.com. It can be accessed under the Investor Relations section.

With us today are Patrick Lavelle, President and Chief Executive Officer; Michael Stoehr, Senior Vice President and Chief Financial Officer, and John Shalam, Chairman of the Board.

Before we begin, I have been instructed by legal counsel to read the following Safe Harbor statement. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements.

The following factors among others may cause actual results to differ materially from the results suggested in these forward-looking statements. These factors include, but are not limited to, further deterioration in the global economy; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics and accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of products; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2009.

With that said, I would like to now turn the call over to Patrick Lavelle.

Final Transcript
Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thank you, Glenn, and good morning, everyone. I will begin this morning by providing some insight into our first-quarter performance and what we are now seeing in the market, and Michael will follow up with our finances before I open the call for questions.

We began fiscal 2010 in a very certain economic climate. Two of the big three automakers were preparing to file for bankruptcy. One of the country's premier electronic retailers and one of our biggest accounts had closed their doors. Two of our five vendors had ceased manufacturing. Consumer confidence was at an all-time low, and unemployment was on a steady rise. It was not the most optimistic beginning.

Considering all the issues we faced three months ago, the quarter delivered strong positive results. Although the continued weakness in the global economy, combined with our decision last year to exit certain marginally profitable categories, contributed to expected lower sales, margins improved as a result of steps taken last year, and our overhead is down significantly as we are now seeing the full effect of the cost reduction plans that were put in place throughout last fiscal year.

Despite lower sales in Q1, we posted a small operating and net profit compared to an operating loss of approximately $7.4 million in Q1 2009. This marks a major turn from where we were last year, and barring any unforeseen events, I believe we have positioned the Company for profitability in fiscal 2010.

Our accessory acquisition continues to improve, up 32.2% in the first quarter with sales at higher margins. This follows a 23% increase in Q4 of last year. The increase in accessory sales was fueled by the RCA and TERK brands and driven by our number one market share position in digital antennas, as well as the addition of several large new accounts.

We will be launching our new Xsight TV remotes under the Acoustic Research brand and a new line in our arsenal, Acoustic Research wired and wireless headphones that deliver amazing studio quality sound, are just some of the 200 new product launches scheduled over the coming months within our accessory group. We believe the new product portfolio, the new accounts and planned programs should position our accessories group to have a bigger impact on our overall financial performance both domestically and in our international groups.

On the consumer side, post-holiday inventory overhang at retail delayed a number of new product launches that were initially scheduled for the early part of the year. In addition, exiting the LCD TV and portable navigation businesses have significantly reduced quarter-over-quarter sales and will continue to affect year-over-year sales in our consumer electronics group. As a result, our consumer sales for the quarter were down. However, our GP was up, and our overhead continues to move down as we realized the synergies of our acquisition.

Towards the end of the first quarter, we saw a shift as retailer inventories were cleared, and restocking for the selling seasons intensified and is now underway. To put this in context, excluding the impact of the product lines discontinued last year, our first-quarter sales were approximately 5% lower compared to the first quarter last year.

As I have often said, product development is a key ingredient of our success, and at the end of the first quarter, we began shipping the 2009 lineups in camcorders, clock radios, MP3 players and DVRs. Mother's and Father's Day promos highlighted some of those categories, and we have new programs and new products slated for the summer selling season as well.

The economic conditions that impacted our performance in fiscal '09 are still very much a factor, and we expect them to continue to affect us through the balance of the year, particularly on the mobile side, where recovery is likely to take longer with cost sales projected to reach only 10 million vehicles for the year.

Uncertainty in the new car market resulted in first-quarter sales that were off roughly 20% compared to last year. We did experience an increase in Sirius XM satellite radio products, but unfortunately it was not enough to offset the overall weakness in the automotive market. We fully expect satellite radio to continue to be a sales driver this year and new product introductions with QUALCOMM's FLO TV, mobile video with Sony PlayStation built in, both slated for fall launch, as well as our new custom mobile multimedia radio line, all should help offset continued market weakness.

We took aggressive steps last year to improve our profit margins and to lower our overhead. Overall gross profit margins were 19.1% and is up 350 basis points compared to last year's first quarter and up sequentially over the fiscal fourth quarter last year. This increase reflects higher margin, new products and the increase in our accessories business as a percentage of sales.

Please be aware though that we expect margins to average more to our normal 17.5% to 18% levels as sales of the consumer and satellite radio products increase as we move into that year. Our overhead was down over $7.7 million compared to the first quarter last year, which represents a

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Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

25.4% drop. The cost reduction plans that we put in place last year are fully reflected in this figure, and those reductions include productivity measures, new inventory management systems, operational consolidations, and permanent and temporary payroll reductions. I believe our overhead is in line with anticipated sales, but we will continue to fine-tune operations to add savings and increase profitability.

Let me caution you here as well not to expect a drop of 25% per quarter since we began implementing these reductions during last year. You will see declines over fiscal '09 but at a diminishing percentage as we move deeper into fiscal 2010.

All of those factors combined allowed us to post a small profit for the quarter despite sales that were 17% lower than last year's first quarter. Considering that the single largest component of the sales drop can be attributed to our exiting the LCD TV and navigation categories and that we are still in a struggling economy, the first quarter's improvement is encouraging. We have taken major steps to reposition the Company, to be profitable in a very different economy.

In so doing we trimmed $23 million annually out of our overhead by reducing spending and instituting tighter controls. In the first quarter, we were able to lower operating expenses without affecting the services our customers have come to expect. We remain focused on operating at the highest efficiency levels, remaining lean but positioned to grow as the economy does.

Our placement at retail remains very strong. We have new mobile partnerships with some of the largest names in the business. On the OE side, we continue doing business with the newly restructured car manufacturers as they emerge from bankruptcy.

And finally, we remain in a strong financial position with over $62 million in cash on hand, which, as I have said before, will allow us to execute our plan and to capitalize on the favorable M&A market that is merging as a result of this recession.

I'm still cautious, especially since June's retail numbers continue to be depressed despite recent economic reports that indicate the market is beginning to show signs of life. I'm expecting sales to ramp up sequentially, growing as we move into the third quarter in the holiday season, and I do expect us to be profitable although on slightly lower overall sales. I believe that Audiovox with its strong brands, its strong distribution and know-how will prosper.

I would like to thank you for your time today and your continued support, and with that I will turn the call over to Michael.

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Thanks, Pat. Good morning, everyone. I will provide some details to the numbers that Pat has already given you this morning.

Within the 17% decline in overall sales reported during the quarter, the electronics group, which includes both mobile and consumer products, took the biggest hit, posting a 30.5% decline to $78 million. Consumer sales of Audiovox-branded products dropped 70% as the quarter did not include sales from the LCD TV portable navigation and GMRS categories, which we exited in 2009.

Despite the drop we did see an increase in the number of RCA products as we increased emphasis on this line. The well-documented problems in the automotive industry, as well as the bankruptcy of one of our significant customers, drove mobile sales down by 22%, affecting all the traditional mobile categories, including audio security and mobile video. Satellite radio was the only category showing increases in the first quarter.

Despite all of the negatives surrounding the industries we serve, our electronics sales were off only 5% in the quarter when you exclude the impact of the discontinued product lines.

On a more positive note, our accessories group sales increased 32.2% to $40.8 million due to new products and the increase in antenna sales as a result of the shift from analog to HDTV.

While we do not expect sales in our accessories group to continue to grow, although we do expect our sales in our accessories group to continue to grow, we do not expect the sales of antenna products to be as strong in the balance of the year as the need for these products likely peaked during the digital turn on in June.

International sales are also adversely impacted by the world economy issues with sales in Europe and Mexico declining. This is partially offset by sales increases in Venezuela.

Final Transcript
Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

Consolidated gross margins were positively affected by a combination of a shift in consumer sales to RCA products; increased accessories sales, which as you know carry higher margins; price increases instituted last year to offset rising costs, and our cost-containment program. This contributed to a 350 basis point increase in margins to 19.1% versus 15.6% in the comparable period in fiscal 2009.

Additionally in last year's first quarter, we took a charge of phasing out of the Portable Navigation product group. Adjusting for this $2.9 million charge, gross margins in last year's first quarter would have been 17.5% versus our reported 19.1%.

As Pat mentioned earlier, we anticipate gross margins to be more along the lines of additional margins of 17.5% to 18% as anticipated higher satellite radio sales which carry lower margins become a bigger factor in the sales mix.

Our operating expenses declined by 25% to $7.7 million -- or $7.7 million to $22.7 million versus $30.4 million in the same period last year. The overhead reduction includes $4.4 million in savings generated by lower payroll expenses and benefits as a result of headcount reductions and temporary pay cuts for active employees.

Headcount declined 24% from a peak of 1035 employees to our current level of 781. Benefit expenses were reduced as a result of the suspension of 401(k) and deferred compensation matches, lower health plan expenses due to the reduction of employees and improved plan designs.

We also experienced reductions in advertising, occupancy, office, T&E and tradeshow expenses, and we are prepared to execute further reductions should they be necessary.

As Pat mentioned, we anticipate further quarterly reductions. But as we go forward, the size of the reductions will decline on a dollar and percent basis as the plans are fully implemented. Other income declined as a result of less income from ASA, which also felt the effects of the current economic climate as RV and specialized vehicle sales declined.

Despite lower sales, the Company reported net income of $473,000 or $0.02 a share versus a net loss of $5.2 million or $0.23 a share in last year's first quarter. The current quarter provision for taxes is related to deferred tax liability on our intangible assets. Due to the valuation allowance, which we reported in February on our deferred tax assets, this created a non-cash charge on the P&L.

As for liquidity and capital resources, working capital increased to $243.4 million as of May 31, 2009 versus $241.1 million as of February 28, 2009. Our cash balance is $62.3 million as we used approximately $7.2 million in cash since February to support a $17 million increase in accounts receivable than the receivables and a reduction in accounts payable and crude expenses and other current liabilities.

Our inventory balances declined by $7.5 million, which helped partially fund the above use of cash. Our inventory turns improved from 3.7 to the quarter ended May 31, 2008 to 4.2 for the fiscal 2010 first quarter. Our accounts receivable turns slowed from 5.5 to 4.4 in the comparable fiscal 2008 to 2009 period. This is a result of a little slowness in customer payments and increased sales in the second and third months of the first quarter.

Though we have experienced strong reductions in overhead and improved margins, the economy is still unbalanced, and we will remain conservative in our plans going forward this year. We continue to focus on liquidity by contracting the balance sheet and monitoring closely our future inventory purchases. All of our recent acquisitions have been integrated into the Company, but as mentioned previously, we continue to look for additional synergies that may be available. Our balance sheet remains strong, and we continue to work to strengthen it.

I will turn the meeting now back to Pat.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thank you, Michael, and at this point we will take some questions.

 QUESTION AND ANSWER

Operator

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Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

 (Operator Instructions). Jim Barrett, CL King and Associates.

 Jim Barrett - CL King and Associates - Analyst

 This is maybe a question for you, Mike. When I heard the comment, Pat, you made about the 5% drop in the electronic segment ex the exited product lines, outside of that is the decline in sales similar in dollars as well as units, or has your pricing affected that somehow?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 No. I think what affected the sales outside of the products that we exited was a late start in getting everything placed this year due to the overhang of the Christmas inventory at retailers. Not any major reduction in prices or anything like that.

 Jim Barrett - CL King and Associates - Analyst

 Okay.

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 And also, Jim, to answer your question, the LCD TVs did have a higher price point than the other products that we sell.

 Jim Barrett - CL King and Associates - Analyst

 I see. So when you consider the late start and a sense as to whether consumer sell-through is higher than what you are shipping at least to your retail partners?

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Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Our retailers are reporting to us that business is slow. That is the best we can see. We see that in their projections and that is why I've made the comment. I think that we will see some slightly lower sales this year overall due to the -- just the general weakness.

 Jim Barrett - CL King and Associates - Analyst

 All right. Are retailers by and large reducing the amount of inventory they carry in a significant way?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 No, it is just basically they are looking at their projections down the road and anticipating that they may not anniversary the numbers they had from the year before and obviously adjusting their ordering based on that.

 Jim Barrett - CL King and Associates - Analyst

 And finally, Pat, does this slightly mean a single-digit decline in sales if I want to look at that more broadly?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Yes. When I say slightly, I mean there is a possibility that if some of the new products that we are introducing take hold quickly that we might be able to offset the problem in the automotive sector, which we believe is the biggest area of concern at this particular point because of just the

Final Transcript
Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

general weakness in automotive car sales. If we see a pickup there and we see our new products deliver in the months that they are supposed to deliver and get early acceptance, then we could quite possibly have some slight increase.

 Jim Barrett - CL King and Associates - Analyst

 I see. Okay. Well, thank you very much.

Operator

 (Operator Instructions). Thomas Kahn, Kahn Brothers.

 Thomas Kahn - Kahn Brothers - Analyst

 Two quick questions. One is, what is going on in the way of digital radio? I mean am I supposed to buy a digital radio for my house or my car? I don't hear much noise about digital radio.

And the second question, Pat, is, can you give us a little more color on the acquisition front? In other words, you have all this cash and I know I have talked to John in the past about you fellows wanting to use the cash to make good acquisitions. Have you been able to bid on some things and lose them to higher bidders? What is going on? This is the second question in the acquisition area.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay. The first question is yes, you should buy HD radio, and you should tell all your friends to buy it, too. HD radio is gaining acceptance. You will see it in more and more products as this year rolls out. It is essentially a conversion from analog to digital. It is one of the last systems either in a vehicle or products that we know that are not -- that have not moved over from analog to digital.

So HD is happening. You will see more and more of our products with HD built into it.

As far as the acquisition, there are some opportunities out there for us. We have kind of anticipated that there would be some opportunities that we should be able to take advantage of based on the recession. We are starting to see some of that now, and we are out there actively talking to a number of different companies to determine what exists for us. We have not lost any deals to anybody outbidding us on anything.

Operator

 [Howard Flenker], [Flenker & Company].

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Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

 Howard Flenker - [Flenker & Company] - Analyst

 This is an offshoot of the questions for acquisition. Are you able, because of your strong balance sheet, to pick up customers by giving them slightly better terms that the weakened competitors cannot offer?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 We have not looked at it from that standpoint. Many of the larger customers have already moved to improve their positions by asking for better terms. But I have not seen anybody move just on terms alone, no.

 Howard Flenker - [Flenker & Company] - Analyst

 And a second question relates to your balance sheet. You mentioned the $62.3 million in cash. You also have investment securities of about $22 million. Are those liquid?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 The investment securities -- this is Michael Stoehr -- are the ownership that we have in our joint venture, ASA.

 Howard Flenker - [Flenker & Company] - Analyst

 And the equity investments?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 That is -- we have about a $4.5 million bond that we own.

 Howard Flenker - [Flenker & Company] - Analyst

 It shows here $13.5 million.

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Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Which, on the investment? (multiple speakers)

 Howard Flenker - [Flenker & Company] - Analyst

 Equity securities.

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 That is in monies that we have in a company called Bliss-Tel overseas and a few other smaller companies that we invested in. It is not really liquid.

 Howard Flenker - [Flenker & Company] - Analyst

 I see. So only part of it is liquid?

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 That is correct.

Operator

 Jim Barrett, CL King and Associates.

 Jim Barrett - CL King and Associates - Analyst

 Mike, could you comment on the vendor receivable? I noticed it has increased since year-end and comment on the quality of those receivables.

 Michael Stoehr - Audiovox Corporation - SVP & CFO

 Right. The vendor receivable is related to when we got into the deal with Sirius, there were inventories that had met an aging criteria that was billed to Sirius and subsequently paid in June. That approximates $13 million.

Final Transcript
Jul 13, 2009 / 02:00PM GMT, VOXX - Q1 2010 Audiovox Corporation Earnings Conference Call

Operator

 And there are no further questions at this time.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Okay. Well, thank you for your interest in joining us this morning. I wish you all a good day and week. Thank you.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. Everyone have a great day.

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